Exhibit 10.1

The Marcus Corporation

Non-Employee Director Compensation Plan

Effective December 27, 2019

1.	Annual cash retainer:	$25,000

2.	Yearly annual meeting stock grant retainer (common shares)	753 Shares

3.

Annual FYE restricted stock grant (common shares):

Vesting to occur upon the earlier of (i) 100% upon eligibility for normal retirement from the Board or disability (each as determined by the Company’s Compensation Committee) or upon death; or (ii) 50% upon the second anniversary of the grant date while still serving on the Board and the remaining 50% upon the fourth anniversary of the grant date while still serving on the Board

1,250 Shares

4.	Board meeting attendance cash fee:	$5,500

5.	Non-qualified stock option grant (common shares): Fair market value exercise price (closing sale price) Fully vested and immediately exercisable at grant date	Initial: 1,000 Shares Annual FYE: 750 Shares

6.	Committee chairperson meeting attendance cash fee:	Audit: $2,500 Other: $2,000

7.	Committee member meeting attendance cash fee:	Audit: $2,000 Other: $1,750

8.	Reimbursement of out-of-pocket expenses:	Yes